UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 25, 2005

ACUITY CIMATRIX, INC.

(Exact name of Registrant as specified in its charter)

DELAWARE	0-8623	11-2400145
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No. )

486 AMHERST STREET

NASHUA, NEW HAMPSHIRE 03063

(Address of principal executive offices)

Registrant’s telephone number: (603) 598-8400

Robotic Vision Systems, Inc.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	OTHER EVENTS.

On April 25, 2005, the U.S. Bankruptcy Court for the District of New Hampshire (the “Court”) entered a Third Order Amending and Extending Order Authorizing Use of Cash Collateral (the “Cash Collateral Order”) in the Chapter 11 Bankruptcy Proceedings of Acuity CiMatrix, Inc., d/b/a Robotic Vision Systems, Inc. (the “Company”). This Cash Collateral Order amends and extends the cash collateral order entered on November 24, 2004 (Doc. No. 46), as amended and extended by subsequent orders concerning cash collateral entered on December 15, 2004 (Doc. No. 127), January 20, 2005 (Doc. No. 374), March 7, 2005 (Doc. No. 788), March 16, 2005 (Doc. No. 832), March 24, 2005 (Doc. No. 874), March 28, 2005 (Doc. No. 889), April 4, 2005 (Doc. No. 900), and April 11, 2005 (Doc. No. 917). The Cash Collateral Order permits the Company to use the cash collateral of the Company’s senior secured lender through July 20, 2005 to pay expenses as set forth in the Company’s budget as approved by the Court. Under the Cash Collateral Order, the Company’s senior secured lender has also agreed to remit to the Company $750,000 of the proceeds from the recent sale of the Company’s Semiconductor Equipment Group division, to be used for working capital.

On April 26, 2005, the Court entered an Order Pursuant to 11 U.S.C. §§ 327(a) and 328(a) and Fed. R. Bankr. P. 2014(a) and 5002 Authorizing the Employment and Retention of Houlihan Lokey Howard & Zukin Capital, Inc. as M&A Advisor and Investment Banker to the Debtor and Debtor in Possession (the “Retention Order”), which the Company was required to obtain under the terms of the Cash Collateral Order. Under the Retention Order, the Company retained the investment banking firm Houlihan Lokey Howard & Zukin Capital, Inc. (“Houlihan Lokey”) to act as the Company’s exclusive mergers and acquisitions (“M&A”) advisor and investment banker in connection with the Company’s Acuity CiMatrix business or its assets (“ACIM”). Under the terms of the letter agreement entered into between the Company and Houlihan Lokey (the “Retention Agreement”), Houlihan Lokey will provide M&A financial advisory services and investment banking services to explore a possible sale or financing transaction, a licensing arrangement, or a plan of reorganization involving ACIM.

In the event of the consummation of a transaction of a type described in the Retention Agreement (a “Transaction”), Houlihan Lokey will be entitled to a minimum fee of $650,000 plus a sliding scale percentage of up to 6% of the amount of the sale proceeds. In the event of the termination of the Retention Agreement by either party prior to the consummation of a Transaction, Houlihan Lokey will be entitled to a payment of the greater of $300,000 or $100,000 for each month in which the Retention Agreement is in effect. The Retention Agreement also includes certain indemnification provisions in favor of Houlihan Lokey. Any proposed Transaction with respect to ACIM would be subject to the approval of the Court. There is no assurance that the Company will be able to find a suitable buyer, investors or plan funders for or with respect to ACIM, and there is no assurance as to the price or other terms which may be available in any such Transaction. Under the Retention Order, payment of fees and expenses due to Houlihan Lokey under the Retention Agreement would be from the proceeds of a Transaction to the extent provided under a separate agreement with the Company’s senior secured lenders, or from other unencumbered funds of the bankruptcy estate.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements – None

(b)	Pro Forma Financial Information – None

(c)	Exhibits

Exhibit No.	Description
99.1	Letter agreement between Houlihan Lokey Howard & Zukin and Acuity CiMatrix, Inc., effective as of March 28, 2005

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 29, 2005

ACUITY CIMATRIX, INC.

By:	/s/ J. Richard Budd, III
Name:	J. Richard Budd, III
Title:	Acting Chief Executive Officer

EXHIBIT INDEX

No.	Item
99.1	Letter agreement between Houlihan Lokey Howard & Zukin and Acuity CiMatrix, Inc., effective as of March 28, 2005